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Exhibit 8.1
March 6, 2008
Duncan Energy Partners L.P.
DEP Operating Partnership, L.P.
1100 Louisiana, 10th Floor
Houston, TX 77002
Ladies and Gentlemen:
     We have acted as special counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) dated March 6, 2008 of Duncan Energy Partners L.P. (the “Partnership”), a Delaware limited partnership, and DEP Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), relating to the registration of the offering and sale (the “Offering”) of common units (“Common Units”) of the Partnership, debt securities (“Debt Securities”) of the Partnership and the Operating Partnership and the related guarantees of the Debt Securities by the Operating Partnership and the Partnership, respectively, to be issued and sold by each of the Partnership and the Operating Partnership from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” (the “Discussion”) in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.
     The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
     Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Act, or under the rules and regulations of the Securities and Exchange Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,
/s/ Andrews Kurth LLP